Exhibit 99.1

Graham Holdings Company Announces Pricing of $500 Million Private Offering of Senior Notes

ARLINGTON, VA – November 13, 2025 – Graham Holdings Company (NYSE: GHC) (the Company) today announced the pricing of $500 million in aggregate principal amount of its senior unsecured notes due 2033 (the Notes). The Notes will be guaranteed, jointly and severally, on a senior unsecured basis, by certain of the Company’s existing and future domestic subsidiaries.
The Notes will have a coupon of 5.625% per annum, payable semi-annually on June 1 and December 1, beginning on June 1, 2026. The Notes, which mature on December 1, 2033, were priced at 100% of principal amount. Closing is scheduled for November 24, 2025, subject to the satisfaction of customary closing conditions.
Substantially concurrently with the offering of Notes, the Company intends to amend and restate its revolving credit facility, increasing the total commitments by lenders under such facility to $400 million. The offering of Notes is not conditioned on the closing of the amended revolving credit facility, though the closing of such amendment is conditioned on the closing of the offering of Notes.
If the offering of Notes is consummated, the Company intends to use the net proceeds from the offering of Notes, together with the borrowings under the amended revolving credit facility, to (i) redeem all of the outstanding 5.750% notes due 2026, (ii) refinance outstanding revolving loans under the existing revolving credit facility, (iii) repay all amounts outstanding under the Company’s existing $150 million term loan facility and (iv) pay related fees and expenses.
The Notes and related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the rules promulgated thereunder. The Notes and related guarantees will be offered only to qualified institutional buyers in the United States pursuant to Rule 144A of the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
Forward-Looking Statements
Certain statements in this announcement, including statements regarding the offering of the Notes, the anticipated amendment and restatement of the Company’s existing revolving credit facility and the Company’s intended use for the proceeds therefrom, may contain certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such forward-looking statements only speak as of the date of this announcement, and the Company disclaims any obligation to update information contained in these forward-looking statements.

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Contact:	Wallace R. Cooney
(703) 345-6470
wallace.cooney@ghco.com